MAA Reports Third Quarter Results

MEMPHIS, Tenn., Nov. 6, 2013 /PRNewswire/ -- MAA (NYSE: MAA) today announced earnings results for the quarter ended September 30, 2013.

Net income available for common shareholders for the quarter ended September 30, 2013 was $44.3 million, or $1.04 per diluted common share, as compared to $30.9 million, or $0.74 per diluted common share for the quarter ended September 30, 2012. Net income results for the quarter ended September 30, 2013 included $28.8 million, or $0.67 per diluted common share, related to gains on the sale of apartment communities and $5.6 million, or $0.13 per diluted common share, related to merger expenses incurred during the period. Net income results for the quarter ended September 30, 2012 included $16.1 million, or $0.37 per diluted common share, related to the gains on sale of apartment communities during the period.

Funds from Operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $50.1 million, representing $1.13 per diluted share/unit, or per Share, for the quarter ended September 30, 2013, as compared to $48.2 million, or $1.11 per Share, for the quarter ended September 30, 2012. Core FFO, which excludes merger related costs and certain other non-cash and non-routine items to facilitate comparison of performance between periods, was $55.4 million, or $1.25 per Share, for the quarter ended September 30, 2013, as compared to $49.3 million, or $1.14 per Share, for the quarter ended September 30 2012.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Colonial Merger Successfully Closed
As previously announced, MAA completed the merger with Colonial Properties Trust, or Colonial, on October 1, 2013. Accordingly, the company's third quarter 2013 financial results are solely related to MAA's operation and performance. Combined performance will be reported beginning with the fourth quarter results.

Eric Bolton, Chairman and Chief Executive Officer, said, "We are pleased with results for the quarter as core FFO per Share was at the top end of our guidance range. With our merger transaction now closed we are fully focused on capturing the opportunities surrounding the combination of MAA and Colonial Properties Trust. Leasing activity was strong during the third quarter with the MAA same store portfolio occupancy at 96.3% at quarter end and the Colonial same store portfolio at 96.4%."

Leasing conditions across our Sunbelt region continue to support strong occupancies and rent growth exceeding long-term historical averages. While new supply is picking up in a number of markets, as a result the region's superior employment trends and a shift to life-style housing decisions favoring apartment rental demand, we expect continued solid leasing conditions across our portfolio into next year.

Third Quarter Highlights

  Core FFO results of $1.25 per Share for the third quarter represents a 9.6% increase over the comparable period in 2012 and is $0.04 per share ahead of the mid-point of our previous guidance range.
  Same store net operating income, or NOI, for the third quarter increased by 4.6% as compared to the same period in the prior year.
  Physical occupancy for the same store portfolio ended the quarter at a strong 96.3%, 0.3% above the prior year.
  Resident turnover remains low at 57.6% on a rolling twelve month basis, an increase of only 1% from the same point last year.
  Construction and lease-up continued to progress well during the third quarter.  One of the communities in lease-up at the end of the second quarter reached stabilization ahead of schedule during the quarter, and the remaining three communities in lease-up were 95% occupied on average at the end of the third quarter.
  MAA completed the renewal of its unsecured credit facility during the third quarter, increasing the borrowing capacity to $500 million with room for additional expansion to $800 million.
  Following quarter-end, MAA also successfully completed its inaugural unsecured public bond offering through Mid-America Apartments, LP, or MAALP, its operating partnership.  MAALP issued $350 million of ten year senior unsecured notes at a coupon rate of 4.30% and an issuance price of 99.047%.

Third Quarter Same Store Operating Results
Same store operating results include 41,682 units in 138 communities that have comparable results for periods presented.

Percent Change From Three Months Ended September 30, 2012 (Prior Year):
				Period End	Average
				Physical	Effective
Markets	Revenue	Expense	NOI	Occupancy	Rent per Unit
Large	5.0%	2.5%	6.9%	0.0%	4.9%
Secondary	2.8%	4.3%	1.8%	0.6%	1.6%
Total Same Store	4.0%	3.3%	4.6%	0.3%	3.4%

Same store NOI for the third quarter of 2013 increased by 4.6% over the same period a year ago, based on a 4.0% increase in revenues and a 3.3% increase in operating expenses. The increase in revenues was primarily related to a 3.4% increase in average effective rent per unit combined with a 0.3% increase in physical occupancy, as compared to the prior year. Physical occupancy for the same store portfolio ended the third quarter at a strong 96.3%, positioning the portfolio well for the winter leasing season.

The majority of the increase in operating expenses during the third quarter was produced by real estate taxes, as increasing valuations and difficult comparisons related to prior year accrual adjustments combined to produce a 13.5% increase for the third quarter. MAA now expects real estate tax expense to increase 7.5% to 8% for the full year.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity
During the third quarter MAA sold four apartment communities containing a total of 848 units with an average age of 30 years. MAA received total proceeds of $46.9 million for the sales and generated recorded gains of $28.8 million for the third quarter.

In October, MAA sold one additional apartment community which contained 216 units and was 30 years of age for $10.4 million in gross proceeds. These transactions bring the year-to-date total sales proceeds to $131.3 million for nine communities averaging 26 years of age, representing a weighted average cap rate of 7.2% after assuming a 4% management fee and $350/unit capital reserve.

In November, MAA acquired Haven at Celebrate Phase II, a 251-unit community located in Fredericksburg, Virginia. This recently developed community was 80% occupied on closing and brings the total combined purchase price for acquisitions year-to-date to $148.8 million, including two communities purchased from Mid-America Multifamily Fund I, MAA's joint venture.

Development and Lease-up Activity
During the third quarter, the 428-unit recently developed Cool Springs, located in Nashville, Tennessee, achieved lease-up (90% occupancy or more for 90 days) ahead of schedule and ended the quarter at 97.4% occupancy. MAA had three remaining completed communities, containing 782 units, in lease-up at the end of the quarter, Ridge at Chenal Valley, located in Little Rock, Arkansas, 1225 South Church Phase II located in Charlotte, North Carolina, and Station Square at Cosner's Corner, located in Fredericksburg, Virginia. Leasing progressed well for all three communities during the quarter, with all reaching occupancy levels above 90% during the quarter, and averaging 95% at quarter end.

MAA had two communities, one in Charleston, South Carolina and one in Jacksonville, Florida, containing a total of 564 units remaining under construction during the third quarter. River's Walk, the community located in Charleston, had 174 of the 270 total units delivered at quarter end, with 225 units already leased. During the third quarter, MAA funded an additional $5.3 million toward completion of these development communities, leaving an estimated $30.9 million remaining to complete funding.

With the closing of the Colonial merger on October 1, 2013, MAA acquired four additional communities under construction, bringing the total construction pipeline to 1,731 units in six communities (see page S-12 of the supplemental information for details). The projected cost of the total combined pipeline is approximately $236.5 million, with $93 million remaining to be funded.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $7.6 million for the third quarter of 2013, or approximately $0.17 per Share, resulting in adjusted funds from operations, or AFFO, of $1.08 per Share for the quarter. Total property capital expenditures for the third quarter of 2013 were $14.7 million on existing properties, with an additional $3.5 million on redevelopment.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

Financing Activity
During the third quarter, MAA completed the renewal and expansion of its unsecured revolving credit facility. The new facility provides for $500 million of current borrowing capacity with the option for expansion up to $800 million. The new credit facility has more favorable pricing and terms and extended the maturity date of the revolving credit facility almost two years. The new facility is made up of a fourteen bank group of lenders, comprised of both legacy MAA and legacy Colonial relationships, which provides support for the increased company scale and future growth.

As previously announced, MAA completed its inaugural unsecured public bond offering in early October through MAALP, its operating partnership. MAALP successfully issued $350 million of 4.3% coupon senior unsecured notes due in 2023, which were priced at 99.047% of the principal amount. MAA cash settled $150 million in forward interest rate swap agreements, entered into in May in connection with the bond transaction, which produces an effective interest rate of 4.15% for the $350 million borrowing over the ten year life of the bonds. Proceeds from the transaction were used to repay all outstanding borrowings under the revolving credit facility.

Balance Sheet
As of September 30, 2013, MAA's debt to total capitalization was 40.1% (based on the September 30, 2013 closing stock price of $62.50), and MAA's net debt to gross assets (based on gross book value at quarter end) was 40.8%. MAA had total debt outstanding of $1.86 billion at the end of the quarter at an average interest rate of 3.2%. MAA's fixed charge coverage ratio (Recurring EBITDA divided by interest) was 4.7x at the end of the third quarter, while net debt to Recurring EBITDA was 6.0x. MAA had approximately $330 million of available cash and capacity under its unsecured credit facility at the end of the third quarter.

Merger Related Activities
Following the approval of both MAA and Colonial shareholders on September 27, 2013, MAA closed the merger with Colonial Properties Trust on October 1, 2013. MAA incurred $5.6 million, or $0.13 per Share, of additional costs related to the merger during the third quarter, which were primarily legal and advisory costs. The largest portion of the remaining merger related costs, including additional legal and advisory fees, employee severance costs and debt assumption costs are expected to be incurred in the fourth quarter.

MAA expects to create synergies related to the combination of the two companies, with estimated annual gross savings of approximately $25 million in overhead costs (combined general and administrative costs and property management expense savings) to be realized by the end of 2014. MAA also anticipates additional savings from efficiencies to be gained from its increased portfolio scale and expanded footprint, as well as an improved cost of capital with the greater financial flexibility of the combined balance sheet.

79th Consecutive Quarterly Common Dividend Declared
MAA's Board of Directors voted to continue the quarterly dividend at an annual rate of $2.78 per Share, and declared its 79th consecutive quarterly common dividend, which was paid on October 31, 2013 to holders of record on October 15, 2013.

2013 FFO per Share Guidance
MAA is updating its earnings guidance for the year to reflect third quarter performance and the closing of the merger with Colonial Properties Trust. Due to the closing of the merger on October 1, 2013, full year results for the company will consist of nine months of MAA stand-alone activity combined with three months of combined MAA and Colonial activity for the fourth quarter. The merger will be accounted for by applying the acquisition method of accounting as of the merger date, which will entail allocating the total purchase price to all acquired assets and liabilities assumed based on their respective fair values.

MAA expects Core FFO per Share, which excludes non-cash and non-recurring items (including merger related costs and adjustments) for the fourth quarter 2013 to be in a range of $1.09 to $1.19, or $1.14 at the mid-point. Core FFO per Share for the full-year 2013 is now expected to range between $4.81 to $4.91, or $4.86 at the midpoint. This updated guidance for fourth quarter and full-year 2013 reflects the impact of the currently non-productive development pipeline and land bank acquired through the merger with Colonial and is fully in line with our original expectations.

MAA is affirming the mid-point and tightening the range of previous guidance for full-year NOI growth for its existing same store portfolio prior to the merger, consisting of 41,682 apartment homes. MAA expects full-year NOI growth for the same store portfolio to be in the 4.5% to 5.5% range, based on revenue growth of 4.0% to 4.5% and expense growth of 3.0% to 3.5%.

For the 30,938 same store apartment homes acquired from Colonial, the company expects additional NOI for the fourth quarter of $52 million to $54 million. On a pro forma basis (as if owned in both periods), MAA expects the Colonial same store portfolio to produce year over year revenue growth in the fourth quarter in the 3.25% to 3.75% range and expense growth in the 4.75% to 5.25% range, impacted by an expected year over year increase in real estate taxes of approximately 8%, which equates to pro forma NOI growth for the fourth quarter in the 2.5% to 3.0% range.

MAA expects total recurring capital expenditures for the fourth quarter to be $9 million to $10 million, producing AFFO per Share of $.98 to $1.08 for the fourth quarter. Recurring capital expenditures for the full year are expected to be $32 million to $33 million, producing AFFO per Share of $4.20 to $4.30 for the full year.

MAA now expects wholly-owned acquisition volume for the full year to range between $175 million and $225 million and dispositions to range between $130 million to $135 million. MAA now projects total funding for the current development pipeline to be in a range of $60 million to $65 million for the full year, while total capital expenditures at existing communities, including the redevelopment program, are projected to range between $62 million and $64 million for the full year.

MAA expects total leverage, defined as net debt to gross assets, to end the year between 42% and 44%, with average interest costs for the full year to range between 3.8% and 4.0%, excluding the fair market value adjustment for debt assumed in the merger.

As previously disclosed MAA, expects to incur total combined transaction costs of approximately $60 million related to the merger with Colonial Properties Trust, about half of which is expected to be recorded in MAA's financial results during the fourth quarter.

Additional information on MAA's 2013 financial outlook and Core FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the MAA website at www.maac.com. MAA will host a conference call to further discuss third quarter results on Thursday, November 7, 2013, at 9:00 AM Central Time. The conference call-in number is 866-871-4460, and the moderator's name is Leslie Wolfgang. MAA's filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which owned or had ownership interest in 48,733 apartment units throughout the Sunbelt region of the United States as of September 30, 2013. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
MAA considers portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development and renovation activity as well as other capital expenditures, capital raising activities, leasing conditions rent and expense growth, the integration activities surrounding, opportunities and benefits resulting from or synergies or efficiencies to be generated by the business combination transaction involving MAA and Colonial Properties Trust, and projections of future FFO, Core FFO, NOI capital expenditures, and leverage ratios. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations and financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting MAA, or MAA's properties, adverse changes in the real estate markets and general and local economies and business conditions. Although MAA believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included herein may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by MAA or any other person that the results or conditions described in such statements or MAA's objectives and plans will be achieved. The following factors, among others, could cause MAA's future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  difficulty in integrating Colonial's operations, systems and personnel with ours;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of MAA's insurance coverage;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry decrease or cease to exist;
  changes in interest rate levels, including that of variable rate debt, which are extensively used by MAA;
  loss of hedge accounting treatment for interest rate swaps or interest rate caps;
  the continuation of the good credit of MAA's interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status due to required debt payments or otherwise;
  significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;
  imposition of federal taxes if MAA fails to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to additional risk factors included in the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in its reports on Form 10-Q and Form 10-K.

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Property revenues	$136,294	$122,981	$397,787	$352,307
Management fee income	146	209	465	687
Property operating expenses	(56,153)	(51,289)	(160,390)	(146,064)
Depreciation and amortization	(33,000)	(30,979)	(97,883)	(89,701)
Acquisition expense	-	(1,343)	(499)	(1,574)
Property management expenses	(5,193)	(5,460)	(15,970)	(16,484)
General and administrative expenses	(3,976)	(3,527)	(10,604)	(10,436)
Merger related expenses	(5,561)	-	(11,298)	-
Integration related expenses	(35)	-	(35)	-
Income from continuing operations before non-operating items	32,522	30,592	101,573	88,735
Interest and other non-property income	16	89	86	343
Interest expense	(14,941)	(14,530)	(45,715)	(42,428)
(Loss) gain on debt extinguishment	(218)	-	(387)	5
Amortization of deferred financing costs	(820)	(971)	(2,427)	(2,611)
Net casualty gains (loss) and other settlement proceeds	-	(22)	455	(24)
Gain on sale of non-depreciable and non-real assets	-	48	-	45
Income from continuing operations before
gains (loss) from real estate joint ventures	16,559	15,206	53,585	44,065
Gains (loss) from real estate joint ventures	60	(72)	161	(170)
Income from continuing operations	16,619	15,134	53,746	43,895
Discontinued operations:
Income from discontinued operations before gain on sale	650	753	3,439	4,206
Net casualty (loss) gain and other settlement proceeds in
discontinued operations	(1)	99	(5)	43
Gain on sale of discontinued operations	28,788	16,092	71,909	38,474
Consolidated net income	46,056	32,078	129,089	86,618
Net income attributable to noncontrolling interests	(1,772)	(1,212)	(4,536)	(3,702)
Net income available for common shareholders	$ 44,284	$ 30,866	$124,553	$ 82,916

Earnings per share - Diluted shares	42,702	43,221	44,346	42,567
Net income per share available for common shareholders - Diluted (1)	$1.04	$0.74	$2.91	$2.03

(1)

Equals the more dilutive of the treasury stock or two class methods. The impact of partnership units is included in dilutive earnings per share calculations for the periods when it is dilutive to earnings per share.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
Net income attributable to MAA	$ 44,284	$ 30,866	$124,553	$ 82,916
Depreciation and amortization of real estate assets	32,421	30,421	96,156	87,962
Depreciation and amortization of real estate assets
of discontinued operations	110	1,322	1,856	5,357
Gain on sale of discontinued operations	(28,788)	(16,092)	(71,909)	(38,474)
Depreciation and amortization of real estate assets
of real estate joint ventures	253	442	914	1,437
Net income attributable to noncontrolling interests	1,772	1,212	4,536	3,702
Funds from operations	50,052	48,171	156,106	142,900
Acquisition expense	-	1,343	499	1,574
Merger related expenses	5,561	-	11,298	-
Integration related expenses	35	-	35	-
Mark-to-market debt adjustment	(442)	(226)	(948)	(541)
Loss on debt extinguishment	218	-	387	(5)
Core funds from operations	55,424	49,288	167,377	143,928
Recurring capital expenditures	(7,579)	(6,006)	(23,331)	(22,932)
Adjusted funds from operations	$ 47,845	$ 43,282	$144,046	$120,996

Weighted average common shares and units - Diluted	44,445	43,221	44,331	42,567

Funds from operations per share and unit - Diluted	$1.13	$1.11	$3.52	$3.36
Core funds from operations per share and unit - Diluted	$1.25	$1.14	$3.78	$3.38
Adjusted funds from operations per share and unit - Diluted	$1.08	$1.00	$3.25	$2.84

CONSOLIDATED BALANCE SHEETS
In thousands
	Sept 30, 2013	Dec 31, 2012
Assets
Real estate assets
Land	$ 394,848	$ 386,670
Buildings and improvements	3,247,874	3,170,413
Furniture, fixtures and equipment	102,013	98,044
Capital improvements in progress	31,595	52,455
	3,776,330	3,707,582
Accumulated depreciation	(1,068,873)	(1,027,618)
	2,707,457	2,679,964
Land held for future development	5,450	1,205
Commercial properties, net	7,664	8,065
Investments in real estate joint ventures	3,237	4,837
Real estate assets, net	2,723,808	2,694,071
Cash and cash equivalents	181,105	9,075
Restricted cash	58,579	808
Deferred financing costs, net	13,629	13,842
Other assets	47,030	29,166
Goodwill	4,106	4,106
Total assets	$ 3,028,257	$ 2,751,068

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$ 1,050,202	$ 1,190,848
Unsecured notes payable	810,000	483,000
Accounts payable	6,963	4,586
Fair market value of interest rate swaps	9,858	21,423
Accrued expenses and other liabilities	109,282	94,719
Security deposits	6,892	6,669
Total liabilities	1,993,197	1,801,245
Redeemable stock	5,039	4,713
Shareholders' equity
Common stock	427	422
Additional paid-in capital	1,562,211	1,542,999
Accumulated distributions in excess of net income	(567,662)	(603,315)
Accumulated other comprehensive losses	(4,599)	(26,054)
Total MAA shareholders' equity	990,377	914,052
Noncontrolling interest	39,644	31,058
Total equity	1,030,021	945,110
Total liabilities and shareholders' equity	$ 3,028,257	$ 2,751,068

SHARE AND UNIT DATA
In thousands
	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
NET INCOME SHARES(1)
Weighted average common shares - Basic	42,702	41,405	42,584	40,634
Weighted average partnership units outstanding	-	1,781	1,709	1,859
Effect of dilutive securities	-	35	53	74
Weighted average common shares - Diluted	42,702	43,221	44,346	42,567
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	44,408	43,186	44,293	42,493
Weighted average common shares and units - Diluted	44,445	43,221	44,331	42,567
PERIOD END SHARES AND UNITS
Common shares at September 30,	42,745	41,925	42,745	41,925
Partnership units at September 30,	1,702	1,775	1,702	1,775

(1)

For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Average Economic Occupancy
Average economic occupancy represents net potential rent less delinquencies, vacancies and cash concessions divided by net potential rent.

Average Effective Rent per Unit
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit is equal to total revenue divided by the average daily physical occupancy per unit.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments and loss or gain on debt extinguishment. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses and mark-to-market debt adjustments. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com